Exhibit 16.1

January 28, 2010

Securities and Exchange Commission
100 Front Street, N.E.
Washington, DC 20549
USA

Ladies and Gentleman:

We have read the statements of China Interactive Education, Inc. formerly, Find the World Interactive, Inc. (the "Company"), pertaining to our firm included in the disclosures of the Company on Form 8-K to file on or about January 28, 2010, and agree with such statements as they pertain to our firm.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ STS PARTNERS LLP
STS PARTNERS LLP
Chartered Accountants